Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276681

PROSPECTUS SUPPLEMENT NO. 18

(to prospectus dated June 13, 2024)

THE BEACHBODY COMPANY, INC.

543,590 shares of Class A Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 13, 2024 (the “Prospectus”), related to the resale from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Shareholders,” of up to 543,590 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of The Beachbody Company, Inc., a Delaware corporation (“we,” “us,” “our” and similar terms), they may acquire upon the exercise of outstanding warrants, which we refer to as the “Common Warrants,” with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 20, 2025 (the “Information”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “BODI.” On August 19, 2025, the closing sale price per share of our Class A Common Stock was $5.32.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement August 20, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2025

The Beachbody Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39735	85-3222090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Continental Blvd Suite 400
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 883-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BODI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2025, The Beachbody Company, Inc. (the “Company”), acting pursuant to authorization from its Board of Directors, provided notice to the New York Stock Exchange (the “NYSE”) that it intends to voluntarily withdraw the listing of its Class A common stock, par value $0.0001 per share (the “common stock”) from the NYSE and transfer the listing of its common stock to the Nasdaq Capital Market (the “Nasdaq”). The Nasdaq has approved such listing. The Company expects the listing and trading of its common stock on the NYSE to cease at the close of trading on September 2, 2025. The Company expects the common stock to begin trading on the Nasdaq on September 3, 2025. The common stock will continue to trade under the symbol “BODI”.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on August 20, 2025 announcing the transfer of the listing of its common stock from the NYSE to Nasdaq. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in Item 7.01, including Exhibit 99.1, of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 20, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Beachbody Company, Inc.

Date: August 20, 2025	By:	/s/ Jonathan Gelfand
Jonathan Gelfand Executive Vice President, Business & Legal Affairs, Corporate Secretary

Exhibit 99.1

The Beachbody Company, Inc. Announces Transfer of Stock Exchange Listing to Nasdaq

EL SEGUNDO, Calif. – August 20, 2025 – The Beachbody Company, Inc. (NYSE: BODi) (the “Company”) today announced that it will voluntarily transfer the listing of its Class A common stock to the Nasdaq Capital Market from the New York Stock Exchange (“NYSE”). The Company expects to begin trading as a Nasdaq-listed company on September 3, 2025. Following the transfer to Nasdaq, the Company’s common stock will continue to trade under the symbol “BODI”.

“Our move to Nasdaq will allow us to leverage their advanced trading technology and market data services to better serve our shareholders. As we continue to successfully execute against our strategic transformation, we’re excited to join a community of the world’s most dynamic companies on an exchange that shares our commitment to innovation,” commented Carl Daikeler, BODi’s co-founder and Chief Executive Officer.

“Nasdaq has established itself as the premier destination for innovative game-changers that are reshaping their industries, disrupting traditional business models and creating new market opportunities. This move aligns BODi with a marketplace that values and supports transformative companies like ours,” said Mark Goldston, Executive Chairman of BODi.

About BODi and The Beachbody Company, Inc.

Originally known as Beachbody, BODi has been innovating structured step-by-step home fitness and nutrition programs for 25 years such as P90X, Insanity, and 21-Day Fix, plus the first premium superfood nutrition supplement, Shakeology. Since its inception in 1999 BODi has helped over 30 million customers pursue extraordinary life-changing results. The BODi community represents millions of people helping each other stay accountable to goals of healthy weight loss, improved strength and energy, and resilient mental and physical well-being. For more information, please visit TheBeachBodyCompany.com.

Forward-Looking Statements

This press release of The Beachbody Company, Inc. (“we,” “us,” “our,” and similar terms) contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are statements other than statements of historical facts and statements in future tense, including statements regarding the commencement of trading of our Class A common stock on the Nasdaq Capital Market.

Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date hereof, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to effectively compete in the fitness and nutrition industries; our ability to successfully acquire and integrate new operations; our reliance on a few key products; market conditions and global and economic factors beyond our control; intense competition and competitive pressures from other companies worldwide in the industries in which we operate; litigation and the ability to adequately protect our intellectual property rights; and the successful transfer of the listing of our Class A common stock on the Nasdaq. You can identify these statements by the use of terminology such as “believe”, “plans”, “expect”, “will”, “should,” “could”, “estimate”, “anticipate” or similar forward-looking terms. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the “Risk Factors” section of our Securities and Exchange Commission filings, including those risks and uncertainties included in the Form 10-K filed with the SEC on March 28, 2025 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are available on the Investor Relations page of our website at https://investors.thebeachbodycompany.com and on the SEC website at www.sec.gov.

All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on forward-looking statements

Investor Relations

IR@BODi.com

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